Exhibit 10.1

CONSENT, WAIVER and AMENDMENT

This CONSENT, WAIVER and AMENDMENT (this “Agreement”) is made and entered into as of November 9, 2022 among Pineapple Energy Inc., a Minnesota corporation (the “Company”), and the undersigned holder (the “Shareholder”) of (i) shares of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”) and (ii) warrants to purchase shares of the Company’s common stock issued March 28, 2022 (the “Warrants”), which is a party to (a) that certain Amended and Restated Securities Purchase Agreement among the Company and the holders of the Company’s Series A Preferred Stock dated as of September 15, 2021 (the “SPA”) and (b) that certain Amended and Restated Registration Rights Agreement among the Company and the holders of the Company’s Series A Preferred Stock dated as of September 15, 2021 (the “Registration Rights Agreement” and collectively with the SPA, the Warrants and the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “CoD”), the “PIPE Documents”). Except as otherwise set forth herein, capitalized terms used herein but not otherwise defined shall have the meanings set forth in the CoD.

Recitals

A.           Pursuant to the PIPE Documents, the Series A Preferred Stock and Warrants have certain anti-dilution protections that the Company desires to have waived to pursue its business goals and objectives.

B.           Pursuant to Section 6(b) [Certain-Adjustments | Subsequent Equity Sales] of the CoD, except in certain limited instances, in the event the Company sells, enters into an agreement to sell or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then existing Conversion Price, then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance, the Conversion Price shall be reduced to equal the lower of (i) the Base Conversion Price and (ii) the lowest VWAP during the five consecutive Trading Days immediately following the public announcement of the execution of the Dilutive Issuance.

C.           Pursuant to Section 2(f) of the Warrants [Certain-Adjustments | Subsequent Equity Sales], except in certain limited instances, in the event the Company issues, sells, publicly announces the contemplated issuance or sale of, or in accordance with Section 2(f) of the Warrants is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than a price equal to the Exercise Price in effect immediately prior to such issuance or sale or deemed issuance or sale, then immediately after such Dilutive Issuance (as defined in the Warrants), the Exercise Price then in effect shall be reduced to an amount equal to the lesser of (1) the New Issuance Price and (2) the lowest VWAP (as defined in the Warrants) of the Common Shares on any Trading Day during the 5 Trading Days immediately following the public announcement of the execution of the Dilutive Issuance. Additionally, the number of Warrant Shares issuable under the Warrants shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.1

D.           Pursuant to the second paragraph of Section 2(e) of the Warrants [Certain Adjustments | Fundamental Transactions], in the event of a Change of Control, at the request of the Warrant holder delivered before the 60th day after the consummation of such Change of Control, the Company shall purchase the Warrants from the holder by paying to the Holder cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Change of Control (the “Put Right”).1

1 Capitalized terms used in this Section C and Section D but not otherwise defined shall have the meanings set forth in the Warrants.

E.            The Company intends to acquire any or all of SUNation Solar Systems, Inc., SUNation Energy, LLC, SUNation Roofing, LLC, SUNation Commercial, Inc., SUNation Solar Systems, Inc. and SUNation Electric, Inc. (collectively, “SUNation” and the transaction, the “Acquisition”) which may, under certain circumstances, trigger an adjustment to the Conversion Price of the Series A Preferred Stock.

F.            The Company will sell, at or prior to 9:30am ET on November 10, 2022 (the “Equity Issuance Time”), at least one share of common stock at a price of $4.00 per share (the “Equity Issuance”), which will trigger an adjustment immediately upon such Equity Issuance to the Conversion Price of the Series A Preferred Stock and an adjustment to the exercise price of the Warrants as well as the number of shares issuable upon exercise of the Warrants.

G.            In consideration for providing the waivers set forth herein, the undersigned wish to waive the Company’s compliance with certain provisions of the PIPE Documents and provide the agreements contained herein.

Terms and Conditions

In consideration of the foregoing and the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and conditioned upon the occurrence of the Equity Issuance, the parties hereto consent and agree as follows:

1.             Waivers. Subject to the completion of the Equity Issuance on or prior to the Equity Issuance Time, the Shareholder hereby (i) waives on behalf of the Shareholder and any subsequent transferee of the Series A Preferred Stock and Warrants held by the Shareholder and (ii) grants any required waiver on behalf of the Shareholder and any subsequent transferee of the Series A Preferred Stock and Warrants held by the Shareholder to accomplish the following:

(a)           Series A Preferred Stock.

(i)           the application and effect of Section 6(b) [Certain-Adjustments | Subsequent Equity Sales] of the CoD, and any rights the holders of the Series A Preferred Stock may have thereunder, as it relates to adjusting the Conversion Price of the Series A Preferred Stock held by the Shareholder at any time in connection with the issuance of any equity securities of the Company pursuant to the Acquisition, provided, that the economic terms of the Acquisition and the Equity Issuance are not modified or amended after the date hereof; and

(ii)          the application and effect of Section 6(b) [Certain-Adjustments | Subsequent Equity Sales] of the CoD, and any rights the holders of the Series A Preferred Stock may have thereunder, as it relates to adjusting the Conversion Price of the Series A Preferred Stock held by the Shareholder at any time in the future in connection with the sale or issuance or deemed issuance of any equity securities of the Company, in the event the VWAP exceeds $6.00 (as adjusted for stock splits, stock combinations and similar transaction) for any 10 consecutive day period commencing on the public announcement date of the Acquisition through and including the 90th day following such public announcement date); provided, that during such 90 days period and for the 30 day period following the satisfaction of the VWAP Waiver Condition, the Holder is not in possession of any information that constitutes, or might constitute, material, non-public information which was provided by the Company, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates and the Equity Conditions (as defined in the CoD) are satisfied (the “VWAP Waiver Condition”).

For purposes of clarity, the Conversion Price for the shares of Series A Preferred Stock held by the Shareholder immediately following the Equity Issuance will be $4.00.

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(b)          Warrants.2

(i)           solely with respect to the Equity Issuance, the application and effect of Section 2(f) [Certain-Adjustments | Subsequent Equity Sales] of the Warrants, and any rights the holders of the Warrants may have thereunder, as it relates to adjusting the Exercise Price and number of Warrant Shares for 50% of the Warrants held by the Shareholder; provided, that the remaining 50% of the Warrants shall be adjusted to have an Exercise Price of $4.00 (with an accompanying adjustment to the number of Warrant Shares such that the number of Warrant Shares issuable under the Warrants shall be increased such that the aggregate Exercise Price payable thereunder, after taking into account the decrease in the Exercise Price 50% of the Warrants as set forth in this Section, shall be equal to the aggregate Exercise Price prior to such adjustment). For purposes of clarity, the number of Warrant Shares and the Exercise Price for such Warrant Shares held by the Shareholder following the Equity Issuance is set forth opposite its name on Schedule 1; and

(ii)          solely with respect to the Acquisition, the ability, the application and the availability of a Warrant holder to exercise the Put Right provided, that the economic terms of the Acquisition and the Equity Issuance are not modified or amended after the date hereof.

For the avoidance of doubt, as set forth in Section 1 above, the Shareholder understands and agrees that its waivers in Section 1 become effective upon the completion of the Equity Issuance unless otherwise agreed to in writing by the Company in which case any such waiver shall be proportionally applied to all holders of the Series A Preferred Stock and Warrants.

2.           Consent, Waiver and Amendment. The Shareholder hereby consents and agrees with the Company as to the following on behalf of the Shareholder and any subsequent transferee of the Series A Preferred Stock and Warrants held by the Shareholder, and the Shareholder hereby grants any required waiver on behalf of the Shareholder and any subsequent transferee of the Series A Preferred Stock and Warrants held by such Shareholder to accomplish the following:

(a)           Section 6(b) [Certain-Adjustments | Subsequent Equity Sales] of the CoD shall be deemed deleted in the event, and as of that date, the VWAP Waiver Condition is satisfied;

(b)           until June 30, 2023, the Company shall only be required to remain in compliance with Section 1(e) [Exercise of Warrant | Required Reserve Amount] of the Warrants reading “200%” as if it were replaced with “100%”;

(c)           until June 30, 2023, the Company shall only be required to remain in compliance with Section 4.11 [Registration and Listing of Securities; Shareholder Approval] of the SPA reading “200%” as if it were replaced with “100%”; and

(d)           until June 30, 2023, the definition of “Registrable Securities” in the Registration Rights Agreement shall be read as if “200%” were replaced with “100%”.

For the avoidance of doubt, as set forth in Section 1 above, the Shareholder understands and agrees that its waivers in Section 2 become effective upon the completion of the Equity Issuance unless otherwise agreed to in writing by the Company in which case any such waiver shall be proportionally applied to all Shareholders.

2 Capitalized terms used in this Section 3 but not otherwise defined shall have the meanings set forth in the Warrants.

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3.            Amendment to Warrants. 3 Section 1 [Exercise of Warrant] of the Warrants is hereby amended to add the following:

“(h)        Forced Exercise.

(i)           On or about November 9, 2022, the Company and the holders of the Warrants agreed , subject to certain conditions, to certain amendments to the Warrants, including an agreement that reset the Exercise Price of certain of the Warrants to $4.00 as set forth in that certain Consent, Waiver and Amendment dated November 9, 2022 among the Company and each of holders of the Warrants (the “$4.00 Warrants”).

(ii)          Subject to the provisions of this Section 1(h), if, after the Effective Date, (i) the VWAP for any ten consecutive Trading Days (the “Special Measurement Period,” which ten consecutive Trading Day period shall not have commenced until after the Effective Date) exceeds 200% of the then current Exercise Price (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the Issuance Date), (ii) the average daily dollar volume for such Special Measurement Period exceeds $3,000,000 per Trading Day, (iii) the Holder is not in possession of any information that constitutes, or might constitute, material, non-public information which was provided by the Company, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates and (iv) the Equity Conditions are satisfied (except subsection (i) thereof which shall be replaced in its entirety with subsection (ii) above) (the “Forced Exercise Requirements”), then the Company may, within two Trading Days of the end of such Special Measurement Period, require all of the $4.00 Warrants to be exercised for cash pursuant to Section 1 of the $4.00 Warrants. To exercise this right, the Company must deliver to the Holder an irrevocable written notice (a “Forced Exercise Notice”), indicating therein the portion of the unexercised portion of the $4.00 Warrants to which such notice applies. Such exercise shall occur at such date selected by the Holder, which date shall be no later than 30 calendar days following receipt of the Forced Exercise Notice (the date that is 30 calendar days following receipt of the Forced Exercise Notice, the “Forced Exercise Date”).

(iii)          Notwithstanding anything herein to the contrary, the Company may not exercise its rights under this Section 1(h) to the extent the exercise of the $4.00 Warrant would cause the Holder to be in violation of the Maximum Percentage (any portion of the $4.00 Warrant that remains unexercised as a result of this sentence, the “Special Unexercised Portion”). For the avoidance of doubt, the $4.00 Warrants may not be exercised pursuant to a Cashless Exercise following the Company’s delivery of the Forced Exercise Notice to the Holder. Any unexercised portion of the $4.00 Warrant to which the Forced Exercise Notice does not pertain will be unaffected by such Forced Exercise Notice. Subject again to the provisions of this Section 1(h), the Company may deliver subsequent Forced Exercise Notices for any portion of the $4.00 Warrant for which the Holder shall not have previously delivered a Forced Exercise Notice should the Forced Exercise Requirements be satisfied.

(iv)         Any portion of this Warrant subject to such Forced Exercise Notice that has not been exercised by the Holder as set forth in this Section 1(h) by the Forced Exercise Date (as defined below) will be cancelled at 6:30 p.m. (New York City time) on the 10th calendar day following the Forced Exercise Date for no payment or additional consideration from the Company.

(v)          Notwithstanding anything to the contrary set forth in this Warrant, the

3 Capitalized terms used in this Section 1(b) but not otherwise defined shall have the meanings set forth in the Warrants.

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Company may not deliver a Forced Exercise Notice or require the cancellation of this Warrant (and any such Forced Exercise Notice shall be void), unless, from the beginning of the Measurement Period through the date of delivery of the Forced Exercise Notice (such date, the “Forced Exercise Notice Date”), (1) the Equity Conditions (as defined in the Certificate of Designation) shall be then met, (2) the Company shall have honored in accordance with the terms of the $4.00 Warrants all Exercise Notices delivered by 6:30 p.m. (New York City time) on the date preceding the Forced Exercise Notice Date, (3) there is a sufficient number of authorized shares of Common Stock for issuance of all Warrant Shares to be issued as set forth in the Forced Exercise Notice and (4) the issuance of all Warrant Shares subject to a Forced Exercise Notice shall not cause a breach of any provision of Section 1(h) herein. The Company’s right to force the exercise of the $4.00 Warrants under this Section 1(h) shall be exercised ratably among the Holders based on each Holder’s initial holding of $4.00 Warrants.

(vi)         To the extent the Company is not permitted to exercise its rights under this Section 1(h) as a result of the Holder not being able to exercise the $4.00 Warrant without exceeding the Maximum Percentage as of the Forced Exercise Date, then the Company may elect, upon delivery of written notice to the Holder (a “Special Repurchase Notice”), (a) to repurchase all or a portion of such Special Unexercised Portion from the Holder at a price per Warrant Share equal to the difference between the average of the VWAPs during the Special Measurement Period, less the then current Exercise Price per Warrant Share (the “Special Repurchase Price Per Warrant Share”), (b) require the Holder to consummate the forced exercise (in whole or in part to the maximum extent possible on each date) as set forth in this Section 1(h) on the first date that the such exercise would not cause the Holder to be in violation of the Maximum Percentage or (c) issue the Holder, in exchange for cancellation of the $4.00 Warrants hereunder, (I) a pre-funded warrant with anti-dilution protection only for stock splits, share combinations and similar events or changes in the Company’s recapitalizations or similar corporate events solely to retain the economic value of the warrant pre-transaction or (II) common stock equivalents, in each case in form and substance satisfactory to the Shareholder with a value equal to the Special Repurchase Price per Warrant Share. The Special Repurchase Notice shall set forth the date on which the closing of such repurchase shall occur (which date shall be no sooner than three Trading Days from the date of the Special Repurchase Notice) (the “Special Repurchase Date”). The Special Repurchase Price Per Warrant Share shall be paid in cash by wire transfer of immediately available funds at the closing of such repurchase. The Holder agrees to execute and deliver all documents reasonably requested by the Company in order to effect and evidence such repurchase and to deliver any original Warrant covering such Unexercised Portion of the Warrant Shares to the Company. On the Special Repurchase Date, the Unexercised Portion subject to such repurchase shall automatically be converted into the right to receive the Special Repurchase Price Per Warrant Share without interest and without any further act or action of the Holder and whether or not an original $4.00 Warrant with respect to such Warrant Shares is surrendered or instruments of transfer are delivered to the Company; provided, that the Company shall not be obligated to pay the Special Repurchase Price Per Warrant Share for such Unexercised Portion unless and until all original Warrants for such Warrant Shares have been surrendered to the Company. From and after the Special Repurchase Date, unless there shall have been any default in the payment of the Special Repurchase Price Per Warrant Share, all rights of the Holder in the Unexercised Portion of Warrant Shares subject to repurchase (other than the right to receive the Special Repurchase Price Per Warrant Share in accordance with this Section 1(h)) shall cease and be of no further force and effect on such Special

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Repurchase Date, and such Warrant subject to a repurchase shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.”

4.            Increase in Authorized Shares. The Company’s board of directors shall use commercially reasonable efforts to amend the Company’s articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least 200% of the Required Minimum (as defined in the SPA) at such time (minus the number of shares of Common Stock previously issued pursuant to the PIPE Documents), as soon as possible and in any event not later than June 30, 2023.

5.            Intentionally Omitted.

6.            Representations and Warranties.

(a)          Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company as follows:

(i)          Due Authority; Validity of Agreement. The Shareholder has all requisite legal right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(ii)         Ownership. As of the date hereof and prior to the Equity Issuance, (i) such Shareholder is the beneficial owner of, and has good, valid and marketable title to, the Shareholder’s shares of Series A Preferred Stock and Warrants as set forth opposite its name on Schedule 2, (ii) the Shareholder has sole voting power and sole power of disposition with respect to all of the Shareholder’s shares of Series A Preferred Stock and Warrants as set forth on Schedule 2, and (iii) the Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shareholder’s shares of Series A Preferred Stock and Warrants as set forth on Schedule 2.

(iii)        Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, require the Shareholder to obtain any consent, approval, authorization or permit of, any third party, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations, declarations or notifications, would not, individually or in the aggregate, materially impair the ability of the Shareholder to consummate the matters contemplated hereby and comply with the terms hereof.

(iv)        Absence of Litigation. As of the date hereof, there is no legal proceeding or judgment in effect, pending or, to such Shareholder’s knowledge, threatened against such Shareholder before or by any governmental authority or court that would, individually or in the aggregate, impair the ability of such Shareholder to consummate the transactions contemplated hereby.

(v)         Publication. The Company shall by no later than 9:00 am (New York time) on November 10, 2022 issue a press release or file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and the Acquisition. From and after the issuance of such press release (or Current Report on Form 8-K), the Company represents to the Shareholder that it shall have publicly disclosed all material, non-public information delivered to the Shareholder by the Company, its subsidiaries, or any of their respective officers, directors, employees or agents. In addition, effective upon the issuance of such press release (or Current Report on Form 8-K), the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement,

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whether written or oral, between the Company, its subsidiaries or any of their respective officers, directors, agents, employees or affiliates on the one hand, and the Shareholder or any of its affiliates on the other hand, shall terminate. Notwithstanding the foregoing, to the extent that the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates delivers any material, non-public information to the Shareholder without such Shareholder’s consent, the Company hereby covenants and agrees that such Shareholder shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information. To the extent that any notice provided pursuant hereunder or pursuant to any agreement related to the transactions contemplated hereby, constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company understands and confirms that the Shareholder shall be relying on the foregoing in effecting transactions in securities of the Company.

(b)          Representations and Warranties of the Company. The Company hereby represents and warrants to the Shareholder as follows:

(i)          Due Authority; Validity of Agreement. The Company has all requisite legal right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(ii)         Consents and Approvals. The execution and delivery of this Agreement by the Company has been approved by the Company’s board of directors.

(iii)        Absence of Litigation. As of the date hereof, there is no legal proceeding or judgment in effect, pending or, to the Company’s knowledge, threatened against the Company before or by any governmental authority or court that would, individually or in the aggregate, impair the ability of the Company to consummate the transactions contemplated hereby.

7.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Company and the Stockholders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Each transferee or assignee of the shares of Series A Preferred Stock or the Warrants shall continue to be subject to the terms hereof, and, as a condition to the Company’s recognizing such transfer or such transfer being completed, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an adoption agreement substantially in the form attached hereto as Exhibit B. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a Stockholder hereto as if such transferee’s signature appeared on the signature pages of this Agreement. By execution of this Agreement or of any Adoption Agreement, each of the parties appoints the Company as its attorney in fact for the purpose of executing any Adoption Agreement that may be required to be delivered under the terms of this Agreement. The Company shall not permit the transfer of the shares of Series A Preferred Stock or the Warrants subject to this Agreement on its books or issue a new certificate representing any such shares of Series A Preferred Stock or Warrants unless and until such transferee shall have complied with the terms of this Section. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties or their respective executors,

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administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed via facsimile or electronic signature, which shall be deemed an original.

9.           Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity or enforceability of any other provision and of the entire Agreement shall not be affected.

10.         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without regards to the conflict of laws provisions thereof.

11.         Further Assurances. Following the date hereof, each party shall execute, deliver, acknowledge and file, or shall cause to be executed, acknowledged, delivered and filed, all such further instruments, certificates and other documents and shall take, or cause to be taken, such other commercially reasonable actions as may reasonably be requested by any other party in order to carry out the provisions of this Agreement.

12.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by (a) the Company, (b) the holders of the shares of Series A Preferred Stock and (c) the holders of the Warrants then outstanding.

13.         Effectiveness. The Company is attempting to obtain substantially identical agreements between the Company and each of the other holders of the Company’s Series A Preferred Stock and Warrants (the “Waivers”). This Agreement will not be effective unless and until the Company has entered into Waivers with each of the other holders of the Company’s Series A Preferred Stock and Warrants.

The Company acknowledges and agrees that the obligations of the Shareholder under this Agreement is several and not joint with the obligations of any other holder or holders of the Series A Preferred Stock and Warrants (the “Other Holders”), and the Shareholder shall not be responsible in any way for the performance of the obligations of any Other Holders. Nothing contained in this letter agreement, and no action taken by the Shareholder pursuant hereto, shall be deemed to constitute the Shareholder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Shareholder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. The Company and the Shareholder confirm that the Shareholder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Shareholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof until 30 days after the date hereof, that none of the terms offered to any Other Holders with respect to the matters covered by this Agreement (or any amendment, modification or waiver thereof), the Series A Preferred Stock or Warrants is or will be more favorable to such Other Holder than those of the Shareholder and this Agreement unless such terms are concurrently offered to the Shareholder. If, and whenever on or after the date hereof until 30 days after the date hereof, the Company enters into another agreement with an

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Other Holder relating to the Series A Preferred Stock or the Warrants, then (i) the Company shall provide notice thereof to the Shareholder promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Shareholder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Shareholder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such other agreement, provided that upon written notice to the Company on or prior to 30 days following receipt of such notification of the other agreement, the Shareholder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Shareholder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Shareholder.

[Remainder of page left blank intentionally; Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Pineapple Energy Inc.

By:
Kyle Udseth
Chief Executive Officer

STOCKHOLDER:

[__________]

By:

Name:

Title:

Consent, Waiver and Amendment	Schedules 1

Exhibit A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Consent, Waiver and Amendment, dated as of November 9, 2022 among Pineapple Energy Inc., a Minnesota corporation (the “Company”), and each of the stockholders named therein (the “Agreement”). Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.           Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the Series A Preferred Stock of the Company (the “Stock”) and/or Warrants, subject to the terms and conditions of the Agreement.

2.           Agreement. Transferee (i) agrees that the Stock and/or Warrants acquired by Transferee shall be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Stockholder party thereto.

3.           Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this [__] day of [________ __, 20__].

TRANSFEREE

Name:

By:

Name:

Title:

Address:

Fax:

Accepted and Agreed:

PINEAPPLE ENERGY INC.

By:
Name:
Title:

Consent, Waiver and Amendment	Exhibit A